The Jordan Edmiston Group, Inc.

JEGI Capital

Celebrating 20 Years!

Navtech, Inc. Valuation

                                September 5, 2007

Confidential

Exhibit (c)(1)

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

NAVTECH VALUATION

This Valuation Report, prepared by The Jordan, Edmiston, Inc. (“JEGI”) for Cambridge Information
(“CIG”), is for Navtech, Inc. (“Navtech” or “the Business”), of which CIG holds a significant ownership stake.  The Valuation Report is based on information provided by Navtech, Inc. management and
Navtech’s public filings,  and from information contained in JEGI’s proprietary files.

The valuation contained in this Valuation Report is based upon the assumption that the financial and market-related information provided by Navtech is accurate, and no attempt to verify its accuracy through other sources has been made.  No warranty, express or implied, or representation is made as to the completeness or accuracy of the information contained herein.  The valuation is in part based on projections of future results which are inherently uncertain.  Furthermore, the opinions upon which
JEGI bases its valuation are time sensitive and include interpretations of marketplace activity that existed and could be evaluated as of the date of this report, and may or may not be accurate.
Although subsequent developments may affect the valuation, JEGI is under no obligation to update, revise or reaffirm the report.

The information contained herein is highly confidential and has been prepared for internal use by CIG.
The information contained herein may not be made available to any other third party, without the prior written consent of JEGI.

Wilma Jordan

Chief Executive Officer

Jason Birke

Senior Associate

Bill Hitzig

Chief Operating Officer

Richard Mead

Managing Director

Disclaimer

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

I.

Navtech Valuation Overview

II.

Airline Industry Headlines

III.

Navtech Background & Financial Overview

IV.

Navtech Valuation Summary

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

NAVTECH VALUATION OVERVIEW–
KEY ASSUMPTIONS

The key assumptions underlying this valuation report are as follows:

The basis for this valuation report is an analysis of Navtech’s stock

The financial information in this report is reported in $ USD and presents Navtech’s 2007 budget with a fully loaded cost structure

The Company is currently not in default with respect to its debt covenants and will not be in default in the foreseeable future

Projections beyond 2007 were prepared by JEGI and based on JEGI’s discussions with management and our understanding of the
Company’s growth opportunities

Navtech management believes it will achieve its forecasted 2007 Revenues and EBITDA of $41.5 million and $3.9 million, respectively

We have used Navtech management’s revised forecasts for 2007 and have assumed some improvement in EBITDA margins over the next five years

JEGI’s analysis incorporates several valuation techniques, including: an analysis of multiples for public companies in sectors similar to Navtech’s; an analysis of transactions involving public companies in similar sectors; and a discounted cash flow (“DCF”) analysis based on the Company’s historical and projected performance

Building upon the data, including the 2007 budget, provided by Navtech management to its board of directors and reviewed with JEGI, JEGI’s DCF model arrives at a $33.7 million enterprise valuation for Navtech and a corresponding per share equity value of $1.76, representing a 7% discount to Navtech’s $1.90 August 30   stock price

th

Representing an 8.6x multiple of Navtech’s 2007F $3.9 million EBITDA, a $33.7 million enterprise valuation is supported by the estimated 8.7x median enterprise value to EBITDA multiple suggested by comparable transactions (Navtech’s fiscal year ends October 30)

Equity premia in application software transactions closed or announced over the past three years, for companies with margins similar to Navtech’s, range approximately
between 10% - 25%.  Applying this range to the Company’s $1.90 August 30   stock price yields a share value range of $2.09 - $2.38, which equates to an enterprise value range of $35.1 million - $36.4 million.  Were the Company valued in an auction process, under current M&A market conditions, Navtech’s enterprise value might fall within this range th

Given that there are few, if any,  publicly traded, charting and decision-support data companies that, like Navtech, exclusively serve the commercial airline industry, the 3.0x revenue and 12.0x EBITDA enterprise value multiples for the broader point application and workflow software services industry are not illustrative for valuing Navtech

The  DCF methodology, which factors JEGI’s understanding of the Company’s current economic conditions and available future growth opportunities, most closely captures the Company’s value

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

I.

Navtech Valuation Overview

II.

Airline Industry Headlines

III.

Navtech Background & Financial Overview

IV.

Navtech Valuation Summary

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

GLOBAL AIRLINE INDUSTRY HEADLINES

International Air Transport Association (IATA) forecasts the global airlines to generate total operating profits of $3.8 billion in 2007, up from a previous forecast of $2.5 billion

Recovery at hand after six year streak of consistent losses ($42.1 billion from 2001 to 2006)

Passenger revenues expected to grow 4.7% year over year, to $375 billion; air-cargo revenue forecast to grow 3.75% in 2007 to $56 billion

Industry profits projected to climb to  to $7.6 billion in 2008

Strong global growth in flights and seats indicates positive demand environment

Global Revenue Passenger Kilometers  grew 7.0% in Q1’07 over Q1’06, as compared to 5.9%
growth posted for the same period a year ago

2.51 million passenger flights are scheduled for May 2007, topping the previous industry high of 2.49 million reported for August 2006

Due to a surge in the popularity of low-cost airlines, more than 114,000 more flights are expected than during the same period last year – a 5% rise

Average international passenger load factors were 74.9%, representing the second consecutive year of monthly increases in year-on-year load factors

Strong economies in Europe, Asia and North America continue to drive increases in year-on-
year passenger demand of 5.0%, 6.9% and 8.2%, respectively

Sources: International Air Transport Association (IATA.org) and OAG Quarterly Airline Traffic Statistics

CONFIDENTIAL

Navtech, Inc. Valuation

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

GLOBAL AIRLINE INDUSTRY HEADLINES (CONT’D)

Substantial improvement in U.S. airline revenues, earnings and passenger traffic throughout the majority of 2006

Industry restructuring is afoot; despite estimated losses of $5.0 billion in 2006 for the top 10 U.S. carriers,
Standard & Poor’s forecasts a $3.8 billion profit for the group in 2007

S&P expects restrained capacity levels, a record percentage of seats filled on average, strong passenger demand, and rising prices to support strong growth in 2007

Stability of global airline industry remains fragile and highly sensitive to several potentially threatening macroeconomic and industry-specific developments

Geopolitical unrest in Iraq, Iran and North Korea; resurgence of terrorism concerns and resulting increased security impositions; and slowing of U.S. economy weaken demand growth

Volatility in oil prices associated with high consumption trends in the U.S., India and China; and concerns about supply disruption in Russia, Nigeria, Venezuela and the Middle East

Industry fuel costs totaled $112 billion (26% of operating expenses) in 2006, up from $44 billion (14% of operating expenses at US$28/barrel) in 2003

“Open Skies” deal easing restrictions on Europe-U.S. travel likely to boost competition between airlines and lead to lower fares, impacting revenue yields already under pressure due to successful low-cost carriers

Source: Standard & Poor’s Airline Industry Survey, November 2006 and International Air Transport Association (IATA.org)

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

AIRLINE INDUSTRY PASSENGER GROWTH &
YEILD TRENDS

Source: International Air Transport Association (IATA.org) and The Wall Street Journal (“Calculating Costs in the Clouds,” 3.6. 2007)

Passenger traffic generates approximately
80% of airline industry revenue

ATA March estimates call for nominal
revenue yield declines of 0.5% in 2007 vs.
3.1% growth in  2006

Estimates for passenger revenue growth
in 2007 well below growth in prior year
advances

Global Airline Industry
Passenger Revenue Growth &
Revenue Yield Trends

20.0%

15.0%

10.0%

5.0%

0.0%

-5.0%

2003

2004

2005

2006

2007

2007

Passenger Revenue Growth

Yield Growth

With fuel costs eclipsing labor as top expense for aviation industry, airlines are desperate to cut costs wherever possible

Many are relying increasingly on software that enables them to optimize their operations and helps pilots, dispatchers and other crew find the most cost efficient balance of fuel usage, flight speed and flight path

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

I.

Navtech Valuation Overview

II.

Airline Industry Headlines

III.

Navtech Background & Financial Overview

IV.

Navtech Valuation Summary

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

NAVTECH
Superior Flight Operations Software

NAVTECH INTRODUCTION

Navtech develops and markets integrated flight operations management software and data products for the commercial aviation industry

Decision support and web-based workflow and workforce management tools that streamline mission-critical tasks, including: navigation and route optimization, flight planning, aircraft performance measurement and crew operations planning

Major service/product categories and their respective contribution to total Company revenue include: Charting (43%), Flight Planning (27%), NavData Services (13%), Aircraft Performance (12%) and Crew Planning (6%)

Majority of Navtech revenues are derived from subscription-based information and software products and services

Of total $36.8 million in FY2006 revenues, more than $35 million, or 97%, was recurring in nature and originated from existing customers

Management expects to generate more than $37 million in recurring revenue from existing customers for FY2007, representing 90% of total revenue forecast of $41.5 million

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

NAVTECH INTRODUCTION (CONT’D)

Core market is small to medium-sized air carriers with fleets of 5 – 100 aircraft

Per management, the Company currently serves approximately 300 customers and no single customer constitutes more than 14% of total revenue

Revenues spread across clients based in different geographic regions: North America, 22%;
U.K, 24%; Sweden, 23%; and Other European countries, 26%

With only 5% of revenue from Asia Pacific, Africa, Middle East and South America, exposure to such high growth regions represents a potential future growth opportunity for the business

Revenue concentration may be an issue as two customers represent 22% of Navtech’s revenue base (source: Navtech’s FY06 Form 10-K)

Acquisition of EAG in early FY2006 helped Navtech more than double its volume of clients and triple its revenue base, from $11.1 million in FY2005 to $36.8 in FY2006

Having been divested from SAS with minimal sales and marketing resources, EAG had, prior to Navtech’s acquisition, been focused solely on maintaining its existing European client base and had experienced virtually no growth

Management plans to leverage Navtech’s sales force to sell EAG’s products into North
American and Asian markets

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 years!

MARKET DYNAMICS &
COMPETITIVE ENVIRONMENT

Most airlines rely on printed navigational charts, and many are particularly slow to adopt new technologies

Highly sensitivity to oil and labor costs, airlines, in some cases, prefer to use old flight planning tools and other operations systems developed in-house rather than invest in innovative software and risk incurring integration expenses

Government agencies in most nations provide a vast amount of navigational and route planning and scheduling information free of charge, presenting both a substitute for the products of aviation data and software companies, as well as a source of data for prospective market entrants

Boeing/Jeppesen leads the charting, navigational data and route planning services markets

Navtech management estimates Jeppesen has more than 80% market share in the global charting market; 60% in the navigational data market; and 35% in flight planning

Deutsche Lufthansa (LIDO systems), EDS, Sabre Holdings, Aeronautical Radio, Inc.,
Lockheed Martin, Honeywell and SITA also represent competitors in several of
Navtech’s markets

The crew management and flight planning software markets are highly fragmented, consisting of many solutions providers but few with industry leading products

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

NAVTECH STRENGTHS

In a number of the markets in which Navtech competes, it is among the top three by market share

In charting, Navtech’s share of market is 9%; navigational data, 25%; flight planning, 10 – 12%

Navtech has historically been a strong competitor to Jeppesen in North America, leveraging its reputation for customer service to take share of market from them

Navtech is regarded in the marketplace as an entrepreneurial and nimble solutions provider, quickly responding to customers’ demands

The Company’s charting products have a reputation for being clear and organized; they not only translate freely available government information into a pilot-friendly format, but they also incorporate other supplemental information (airport information, railroad information, etc) from multiple sources

Its flight planning optimization engine is based on algorithms crafted by aviation industry and programming experts using current government air traffic and weather information, as well as historical data from
Navtech’s own databases compiled over the past 25 years

Navtech’s internal systems, which enable the Company to efficiently process up-to-the-minute aviation data and use it to refresh its databases, represent an important asset

The Company boasts a sticky client base:

Over 75% of the Company’s software customers subscribe to at least one additional Navtech product

Approximately 50% of the Company’s data customers also subscribe to one of Navtech’s software products

Per management’s estimates as of the second fiscal quarter of 2007, over 90% of 2007 forecast revenue will come from existing clients

Source: Navtech management

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

NAVTECH WEAKNESSES

Navtech’s products support an industry that is highly sensitive to macroeconomic cycles and global, political affairs, and that, in certain large geographic markets, is still in the midst of a tenuous turnaround

Prospective North American airline customers may defer the opportunity to assimilate new data and software products into their systems were the industry to suffer setbacks from: terrorist attacks, slowing consumer and business travel, revenue yield declines due to price competition from low cost airlines, spikes in oil prices, etc.

Though unlikely in the near term, if the civil authorities in the geographical markets in which Navtech operates begin distributing aviation and airport data in a user-friendly, digital format, Navtech could potentially lose some of its customers

With approximately $23 million of debt on its balance sheet, Navtech’s current debt load may hinder the
Company’s ability to ramp the investments in R&D necessary to aggressively penetrate the North
American and Asian aviation markets

Collective bargaining agreements with Swedish staff (84 professionals out of total 261 personnel) may impede management’s ability to lower operating expenses

Taking full advantage of growth prospects in untapped geographic markets where aviation is booming may prove challenging if Navtech is unable to recruit, adequately train and direct local sales staff and business development initiatives

Given the concentration of Navtech’s shareholders and lack of promotion among the investment community about Navtech’s products and growth prospects, the stock is relatively illiquid

The combination of escalating R&D expenses and the need for additional mapping personnel is likely to impair EBITDA and impede margin expansion

Source: Navtech management, Company filings and Capital IQ

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

HISTORICAL REVENUE & EBITDA TRENDS

For the 2003 – 2005 fiscal period, Navtech grew revenue and EBITDA at CAGRs of 27%
and 17%, respectively

Underlined growth drivers include expansion of aviation markets in Europe and the Asia-Pacific region, as well as Navtech product and diversification efforts

Acquisition of EAG in fiscal 2006, and the resulting inclusion of approximately 11 months of
EAG-related sales and operating expenses, presents a challenge in determining exact
2005/2006 and 2006/2007 performance improvements

Per Navtech management, EAG revenue had, prior to Navtech’s acquisition, remained flat at approximately $28 million

Based on EAG information provided to date, LTM EAG Revenue and EBITDA margin as of 9/30/05 were approximately $25.5 million and 13%, respectively

Jan. 2005 – Nov 2005 average EBITDA margin was approximately 12%

While operating expenses as a percent of Navtech sales ranged between 35% and 45%
over the 2003 – 2005 period, impeding EBITDA margin expansion, the acquisition of EAG in 2006 enabled the Company to substantially expand its revenue base while lowering operating expenses as a percent of sales

Navtech’s EBITDA margin, as a result, grew from under 8% in fiscal 2005, to nearly 13.5% in fiscal
2006, and EBITDA grew more than 480% from $850,000 to over $4.9 million

Source: Navtech management, Capital IQ

CONFIDENTIAL

Navtech, Inc. Valuation

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

2007 REVENUE FORECASTS

For 2007, the Company forecasts 13% revenue growth over the prior year, driven by:

2.5% - 5% price increases for customers without fixed price contracts across a number of major products, the revenue from which represents approximately 50% of the Company’s total revenue base;

Increased traction of charting and navigational products in North American and Asian-Pacific markets;

Growth of revenue from aircraft performance tools in North America, Europe and Asia; and

Continued growth in crew planning and management tools

According to management, although this market is fairly fragmented, Navtech has maintained its position as one of the top crew management software solutions providers

Through its second fiscal quarter, Navtech earned $1.4 million in revenue from new clients; at this pace, new client revenue should contribute approximately 7% of
Navtech’s 2007 revenue forecast

Assuming EAG contributed approximately $25 million to total FY2006 revenue of $36.8 million, Navtech alone exhibited little to no revenue growth in 2006

If 2006 were a transition year for business, with management primarily focused on integrating the two companies, the addition of new customers as well as growth from existing customers in FY2007 represents a positive trend, provided the forecasts are achieved

Source: Navtech management

Navtech, Inc. Valuation

CONFIDENTIAL

THE JORDAN EDMISTON GROUP, INC.
JEGI CAPITAL
Celebrating 20 Years!

I.

Navtech Valuation Overview

II.

Airline Industry Headlines

III.

Navtech Background & Financial Overview

IV.

Navtech Valuation Summary

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

TRANSACTION COMPARABLES

Navtech, Inc. Valuation

CONFIDENTIAL

Comparable transaction valuation multiples are sourced from public filings for a range of software and information company transactions that have been announced or have been finalized over the past three years

Over this period, there have been numerous software transactions, some of which involved companies of comparable size to Navtech

We have included transactions involving application and decision support software and data-driven businesses

These companies have been valued in the market at an average EBITDA multiple of

9.2x, and an average trailing 12 months revenue multiple of 1.6x

The companies and transactions listed in the following table may not resemble

Navtech in growth profile, product mix, operating leverage or served market

The transaction multiples listed, therefore, should not be relied upon as a benchmark for valuation

TRANSACTION COMPARABLES (CONT’D)

Share price premium listed above represents the premium above trading levels one month prior to the transaction announcement, or, where that information is not available, the premium above trading levels one week prior to the transaction announcement.

Navtech multiples are based on trailing twelve month revenue and EBITDA values as of April 30, 2007, and August 30, 2007 share price of $1.90

Comparable M&A Transactions 2004-2007 YTD

Transaction Multiples

Date

Buyer

Target

Target / Transaction  Description

Valuation

($ millions)

EBITDA

Margin

Est. Share Price

Premium

Revenue

EBITDA

Jul-07

CIC LBO Partners

Alti SA

Software solutions for project management,

training, and change management.

85

9%

-17%

0.8x

8.7x

Jun-07

Affecto-Genimap

Component Software

Group ASA

Information management applications and e-

business intelligence solutions.

50

10%

22%

0.9x

9.2x

May-07

Invensys, Inc.

Cimnet Inc.

Integrated manufacturing software for the global

manufacturing industry.

22

58%

8%

4.2x

7.2x

Apr-07

Battery Ventures

Quovadx Inc.

Software for health information & IT vendors.

83

7%

21%

1.0x

14.8x

Apr-07

Siemens AG

IBS AG

Software solutions to measure industrial quality

and manage compliance efforts.

43

18%

48%

1.6x

8.7x

Apr-07

Management

Trace Group plc

Application software for insurance, property,

finance and payroll industries.

32

13%

58%

1.1x

8.4x

Apr-07

Captaris, Inc.

Castelle

Office automation systems and workflow

application integration.

10

25%

18%

1.0x

4.0x

Mar-07

Symphony Technology

Aldata Solution Oyj

29% stake in software provider servicing  retail and

logistics companies.

130

9%

11%

1.1x

12.9x

Feb-07

CAE Inc.

Engenuity Technologies

Solution-oriented software tools and components

for visual applications.

18

18%

11%

1.3x

7.1x

Nov-06

InSight Venture Partners,

Bessemer Venture Partners

Netsmart Technologies

Software tools for health and human services

organizations in US.

109

16%

25%

1.9x

12.0x

Nov-05

Navtech Inc.

European Aeronautical

Group

Flight planning, airport analysis and flight

management tools.

23

13%

NA

0.9x

7.2x

Nov-05

Xchanging

CAD IT SpA

Software for insurance and banking industries.

113

20%

8%

1.8x

9.2x

Oct-04

Kronos, Inc.

AD Opt Technologies

Workforce planning and management tools.

36

14%

39%

1.7x

12.5x

Jul-04

Info Corp Pty Ltd.

RP Data Ltd

Subscription-based information and software

services to real estate markets.

55

46%

14%

3.3x

7.2x

Mean

20%

20%

1.6x

9.2x

Median

15%

18%

1.2x

8.7x

Aug-07

Navtech, Inc.

Workflow software and decision-support data

solutions for the aviation industry.

30

9%

NA

0.7x

7.6x

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

PUBLIC COMPANY MULTIPLES

There are few public, decision-support software and workflow database companies that serve the commercial airline industry

Most of the following companies develop software solutions focused on a range of industries rather than a single industry

The comparable public companies that follow are similar to Navtech in the following respects:

They are point application, software providers whose solutions are industry and/or business sector-specific (i.e., transportation, insurance, healthcare, finance, etc);

Their software solutions are of the workflow support, operations management and decision support type, and like Navtech’s, help to streamline their respective customers’ resource and asset allocation strategies; and

Their products and services are primarily sold primarily through direct sales force channels

The group trades at average revenue and EBITDA multiples of 3.0x and 12.0x, respectively

Multiples generally expand with EBITDA margin and/or outlook for growth

Discounts for size and liquidity would be applied to enterprise value multiples for comparable public companies

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

PUBLIC COMPANY MULTIPLES (CONT’D)

Decision-Support Software & Workflow Data Companies

($ in millions, except per share amounts)

Company

Ticker

Enterprise

Value (EV)

LTM

Revenue

LTM

EBITDA

EBITDA

Margin

EV/

Revenue

EV/

EBITDA

Artwork Systems Group NV

ENXTBR:ARTS

242

62

22

35%

3.9x

11.0x

Aspen Technology Inc.

AZPN

992

321

77

24%

3.1x

12.9x

Eclipsys Corp.

ECLP

1,090

456

67

15%

2.4x

16.2x

Fair Isaac Corp.

FIC

2,241

822

254

31%

2.7x

8.8x

Gemcom Software International Inc.

TSX:GCM

70

42

9

22%

1.7x

7.7x

Jack Henry & Associates Inc.

JKHY

2,327

668

208

31%

3.5x

11.2x

JDA Software Group Inc.

JDAS

705

359

69

19%

2.0x

10.2x

NAVTEQ Corp.

NVT

5,714

686

243

35%

8.3x

23.6x

Sapiens International Corp. NV

SPNS

58

44

7

15%

1.3x

8.7x

SPSS Inc.

SPSS

651

275

69

25%

2.4x

9.4x

Mean

25.3%

3.0x

12.0x

Median

24.6%

2.4x

9.8x

Source: Capital IQ and Company SEC Filings

Stock price as of August 30, 2007

Trading Multiples

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

DCF VALUATION ASSUMPTIONS

Though prospects for geographic expansion seem attractive, management has, since May, revised downward its 2007 EBITDA forecast, calling into question achievability of aggressive bottom line growth in the future

For purposes of its valuation analysis, JEGI projected that Navtech would achieve a 7.5% revenue CAGR for the 2008–
2012 period, with 47% - 48% gross margins

Important factors contributing to Navtech’s lower expected 2007 EBITDA include: additional costs for the estimated 14 new FTEs, resulting in 8% increase in salary and benefits over 2006 level; greater than expected professional services fees (audit, recruiting and tax), representing an increase of more than 89% over 2006 spending; and additional facilities costs that are expected to be 24% higher than they were in 2006, as well as non-recurring CFO severance costs

2007 forecast EBITDA is approximately $3.9 million, reflecting EBITDA margin of 9.5%, more than 22% off management’s
May 2007 forecast of over $5 million

Management’s 2008 outlook calls for additional personnel and infrastructure spending which will take 2008 EBITDA margin to approximately 8.8%, below 2007 levels

JEGI has conservatively assumed gradual EBITDA margin improvement from budgeted 9.5% in 2007 to
10% in 2009, reaching 15.0% in 2012 and representing approximately $9.0 million in EBITDA for that year

For 2007, management will make an estimated $2.4 million in leasehold improvements, systems hardware investments and project-related capital expenditures for flight planning product upgrades, a unifying charting system, and several other initiatives

Though product development investments should support revenue growth and EBITDA margin expansion in the future, it seems the Company will have to make additional such investments over the next five years to maintain its market position

Given the Company’s debt covenants, the likelihood of these development projects coming to fruition in the future is, therefore, unclear, as is the assumed future growth that should result from the completion of such contemplated projects

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

DCF VALUATION ASSUMPTIONS (CONT’D)

JEGI’s capex projections assumes that:

2007 capital expenditures will total approximately $2.4 million;

Excluding the 2007 cash impact of 2006-related leasehold improvements, normalized 2007 capital expenditures were approximately $1.5 million; and

Using normalized 2007 capital expenditures as a basis for future capital investments, average annual capex through and following 2012 will be approximately 3.1% of sales

JEGI’s model assumes a simplified net working capital equation factoring only receivables, prepaid expenses, payables and accrued liabilities (provided in management’s 2007 budget)

Netting these accounts, net working capital  for 2006 and 2007F averaged 13% of sales

We assume EAG-related intangibles will continue to be amortized over the next five years, with average annual amortization expense of approximately $1.0 million

A terminal value is calculated using perpetuity with growth formula based on a conservative 3.56% revenue growth rate following 2012 (i.e., revenue growth equal to the rate of inflation)

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

Based on JEGI’s survey of other application software and workflow data tools companies, we arrive at a weighted average cost of capital of 13.2% using CAPM

Software companies are generally characterized as “high beta” businesses and most carry  little to no debt

Unlevered beta – the standard measure of the volatility of a security in comparison to the market as a whole – for the software industry was recently measured at 2.00 vs. market beta of .97

Lower betas typically are observed among companies with solutions that serve multiple business sectors (e.g., insurance and brokerage), as opposed to a single industry vertical

Interest coverage ratios for these companies tend to be significantly higher than Navtech’s;
more than an average of 10x for Fair Isaac, JDA and Sapiens

The WACC assumes a target leverage of 12%, which reflects the average of the comparable group and is significantly lower than the Company’s current estimated 75% debt/capital ratio

Per Navtech’s Jan 31, 2007 filing, the interest rate on the Company’s senior subordinated notes was recently raised to 13% from 12.5%; assuming a lower debt/capital ratio, we have used
12.0% as the effective cost of debt

Based on these assumptions, JEGI’s DCF yields an enterprise valuation of $33.7 million

This implies Enterprise Value to 2007F Revenue and EBITDA multiples of 0.8x and 8.6x, respectively

* Industry betas sourced from Damodaran Online, http://pages.stern.nyu.edu/~adamodar/

DCF VALUATION ASSUMPTIONS (CONT’D)

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

DCF ANALYSIS

Navtech Inc.

Discounted Cash Flow Model (000s)

Fiscal Year End Oct 31

2007

2008

2009

2010

2011

2012

'08- '12

($ in 000)

Forecasted

Projected

Projected

Projected

Projected

Projected

CAGR

Navtech Revenue

41,504

44,804

48,612

52,987

56,961

59,809

7.5%

Annual Revenue Growth Rate

7.7%

8.0%

8.5%

9.0%

7.5%

5.0%

Navtech Gross Profit

19,538

21,506

23,334

25,964

28,481

29,905

Gross Profit Margin

47.1%

48.0%

48.0%

49.0%

50.0%

50.0%

Total Navtech Adj. EBITDA

3,927

3,922

4,861

6,623

7,975

8,971

23.0%

EBITDA Margin

9.5%

8.8%

10.0%

12.5%

14.0%

15.0%

Projected Depreciation & Amortization

(2,751)

(1,468)

(1,656)

(1,854)

(2,059)

(2,271)

Projected Taxable Operating Profit

1,175

2,454

3,205

4,770

5,915

6,700

28.5%

Assumed Tax rate

33%

33%

33%

33%

33%

33%

Net Operating Profit After Tax

787

1,644

2,147

3,196

3,963

4,489

Est. Cash Earnings

3,539

3,112

3,804

5,049

6,023

6,760

Investments in Net Working Cap

(1,625)

(429)

(495)

(569)

(517)

(370)

Capital Expenditures

(2,380)

(1,484)

(1,551)

(1,627)

(1,697)

(1,747)

Navtech Proj. Free Cash Flow

(466)

1,199

1,758

2,853

3,809

4,643

40.3%

FCF Growth

NM

46.6%

62.3%

33.5%

21.9%

Cost of Capital

13.2%

Terminal Value Calculation

PV FCF Through 2012

8,752

Terminal Value 2012 dollars

46,325

Plus: PV Terminal Value

24,930

Terminal Value 2007 dollars

24,930

Enterprise Value

$33,682

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

COST OF CAPITAL CALCULATION

Cost of Capital Calculations

Target Leverage (L)

12.00%

R

D

12.00%

Long-term treasuries

4.60%

Inflation Rate

3.56%

Risk-free rate

3.60%

E[r

m

] -  r

f

7.40%

t

C

33.00%

T*(def)

11.70%

Unlevered Betas of  Industry Comps

Adjusted Beta, ß

E

L

Debt ($ Millions)

Market Val Equity

($ Millions)

D/V

L

ß

E

U

Fair Isaac Corp.

0.97

470

2,012

18.9%

0.84

Jack Henry

1.36

51

2,305

2.1%

1.34

JDA Software

1.63

106

614

14.7%

1.44

Sapiens International

0.63

24

51

32.1%

0.50

Eclipsys Corporation

1.10

0

1,224

0.0%

1.10

Navteq Corporation

2.14

0

6,041

0.0%

2.14

SPSS, Inc.

1.70

150

780

16.1%

1.48

Average estimated ß

E

U

=

1.26

Relevered Beta

ß

^

E

L

=

1.39

Return on Levered Equity

r

^

E

L

  =

13.90%

WACC Calculation

WACC  =

13.19%

Note: Levered company betas sourced from Capital IQ, Yahoo! Finance and Value Line

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

IMPORTANT VALUATION CONSIDERATIONS

Given that the majority of Navtech stock is concentrated in a few shareholder groups and that the stock is thinly traded and has no following in the investment community, we believe that comparable public company multiplies do not provide an accurate benchmark for assessing Navtech’s value

With respect to recent transactions, many of the target companies have primarily been application software providers, rather than companies with both data, print and software services components and, therefore, may not be useful in establishing a valuation range for Navtech based on transaction multiples

Excluding revenues from EAG, Navtech’s base business appears to have exhibited flat growth trends for the FY2005 – FY2006 period

It is early to judge the merits of Navtech’s EAG acquisition and its impact on the Company’s long-
term revenue and cash flow growth rates

Navtech faces a significantly larger and well-capitalized competitor (Jeppesen/Boeing) against which the Company may have difficulty competing in the future given the cash flow constraints resulting from its current debt obligations

With the increasing pervasiveness of digitized information across most business sectors, barriers to entry in Navtech’s market may weaken in the future

We assume a 33% combined statutory tax rate which reflects the average tax rate of the jurisdictions within which the Company operates*

* Without additional information regarding change of control triggers and the likelihood of Navtech’s realizing future benefit from its deferred tax assets, we have not considered these in our current model.

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

EQUITY VALUATION RANGE

As of August 30, 2007, Navtech’s stock
closed at an equity price per share of $1.90

The simple 10-day moving average for
Navtech’s stock as of August 30th was $1.87

Navtech DCF enterprise value of $33.7
million yields a per share equity value of
$1.76, a 7% discount to the $1.90 Aug. 30th
stock price

For the fully diluted share count calculation,
JEGI assumes the conversion into common
shares of the estimated 312,00 of Notes
Payable Warrants and the 404,000 of
management and other options, for a total
common share count of 5.1 million

Navtech’s 1.6 million shares of convertible
preferred stock convert into an equivalent
number of common shares at a $2.50
conversion price, and, therefore, have not been
included in our fully diluted value per share
calculation

The 100,000 preferred stock warrants struck at
$3.00 per share have also been excluded

The above Cash and Debt amounts reflect actual amounts as of the issuance of this report and have either been confirmed by management.  Share calculations were based on information sourced from the Company’s public filings.  Amounts reported in
Kronor were converted at: 1 SEK = 0.144 USD.

Equity Value Calculation ($ in 000)

Undiluted

Fully Diluted

Enterprise Value

33,682

33,682

PV Contingent Acquisition Liability

3,782

3,782

Debt

22,785

22,785

Cash

4,300

4,300

Assumed Cash From Exercise of Options

-

424

Net Debt

18,485

18,061

Preferred Stock

3,706

3,706

Navtech Equity Value

7,710

8,134

Share No. Calculation (in 000)

No. Shares Outstanding (as of July 31)

4,380

4,380

Conversion of Series A Preferred

-

-

Conversion of Notes Payable Warrants

-

312

Conversion of Stock Options

-

404

Total Shares

4,380

5,096

Navtech Equity Value Per Share

1.76

1.60

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

EQUITY VALUATION RANGE (CONT’D)

An undiluted, DCF equity value per share of $1.76, or a fully diluted value per share of $1.60, for Navtech equates to an enterprise value to 2007F EBITDA multiple of 8.6x

Given the Company’s current challenges and opportunities, we believe our DCF value is the most illustrative of the valuation techniques summarized in this report

Based on our conservative cost and WACC assumptions, Navtech would have to generate 10%+ compound annual revenue growth over the forecast period to achieve an enterprise valuation that equates to 9.2x or higher EBITDA multiple

The following table illustrates the range of enterprise value to 2007F EBITDA multiples for fully diluted per share equity values ranging from $1.25 – $2.50

As indicated below, JEGI’s calculated $1.60 fully diluted per share equity value falls within the 8.5x and 8.8x enterprise value to EBITDA range

Fully Diluted Equity Per Share Values & Corresponding Enterprise Value /
2007F EBITDA Multiples

2007F EBITDA ($ Millions)

3.9

3.9

3.9

3.9

3.9

3.9

EBITDA Multiple

8.1x

8.5x

8.8x

9.1x

9.4x

9.8x

Enterprise Value ($ Millions)

31.9

33.2

34.5

35.7

37.0

38.6

Debt

22.8

22.8

22.8

22.8

22.8

22.8

Cash

4.7

4.7

4.7

4.7

4.7

4.7

Convertible Preferred

3.7

3.7

3.7

3.7

3.7

-

Equity Value ($ Millions)

6.4

7.6

8.9

10.2

11.5

16.7

No. of Fully Dil. Shares (Millions)

5.10

5.10

5.10

5.10

5.10

6.70

Fully Diluted Equity Value Per Share ($)

1.25

1.50

1.75

2.00

2.25

2.50

Note: The above analysis assumes that all of the 1.6 million shares of convertible preferred convert at $2.50, and that, at the time of conversion, there are no unpaid dividends owing to convertible preferred holders.

Navtech, Inc. Valuation

CONFIDENTIAL

The Jordan Edmiston Group, Inc.
JEGI Capital
Celebrating 20 Years!

Cambridge
INFORMATION GROUP

            150 East 52nd Street 18th Floor

            New York, NY 10022

            Phone:                        (212) 754-0710

            Fax:                             (212) 754-0337

            www.jegi.com

Valuation Report
Prepared For

September 2007

Confidential

Navtech, Inc. Valuation

CONFIDENTIAL